UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2017

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	000-54382	26-3842535
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 is incorporated herein by reference.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF –
BALANCE SHEET ARRANGEMENT OF REGISTRANT
110 William Street Refinancing
On December 23, 2013, KBS Strategic Opportunity REIT, Inc. (the “Company”), through an indirect wholly owned subsidiary, and SREF III 110 William JV, LLC (the “JV Partner”), entered into an agreement to form a joint venture (the “Joint Venture”). On May 2, 2014, the Joint Venture acquired an office property containing 928,157 rentable square feet located on approximately 0.8 acres of land in New York, New York (“110 William Street”). The Company owns a 60% equity interest in the Joint Venture.
On May 2, 2014, in connection with the acquisition of 110 William Street, the Joint Venture assumed a mortgage loan with a face amount of $141.5 million and a mezzanine loan with a face amount of $20.0 million (the “110 William Street Existing Loans”).
On March 6, 2017, the Joint Venture closed the refinancing of the 110 William Street Existing Loans (the “Refinancing”). The Joint Venture repaid $156.0 million of principal related to the 110 William Street Existing Loans. The Refinancing was comprised of the following loans from unaffiliated lenders: (i) a mortgage loan in the maximum amount of up to $232.3 million from Morgan Stanley Bank, N.A., a national banking association (the “110 William Street Mortgage Loan”), (ii) a senior mezzanine loan in the maximum amount of up to $33.8 million from Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company (the “110 William Street Senior Mezzanine Loan”), and (iii) a junior mezzanine loan in the maximum amount of up to $33.8 million from Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company (the “110 William Street Junior Mezzanine Loan”).
The loans under the Refinancing mature on March 7, 2019, with three one-year extension options. The 110 William Street Mortgage Loan bears interest at a floating rate of 2.2472% over one-month LIBOR. The 110 William Street Senior Mezzanine Loan and the 110 William Street Junior Mezzanine Loan bear interest at a floating rate of 6.25% over one-month LIBOR. The loans under the Refinancing have monthly payments that are interest-only with the entire unpaid principal balance and all outstanding interest and fees due at maturity. The Company has the right to prepay the loans in whole at any time or in part from time to time to the extent necessary, subject to the payment of certain expenses potentially incurred by the lender as a result of the prepayment, the payment of a prepayment premium and breakage costs in certain circumstances, and certain other conditions contained in the loan documents. At closing, $205.0 million had been disbursed from the 110 William Street Mortgage Loan to the Joint Venture with $27.3 million remaining available for future disbursements to be used for tenant improvements, leasing commissions and capital improvements, subject to certain terms and conditions contained in the loan documents. At closing, $29.85 million had been disbursed from the 110 William Street Senior Mezzanine Loan to the Joint Venture and $29.85 million had been disbursed from the 110 William Junior Mezzanine Loan to the Joint Venture, with $4.0 million remaining available under the 110 William Street Senior Mezzanine Loan and $4.0 million remaining available under the 110 William Street Junior Mezzanine Loan for future disbursements to be used for tenant improvements, leasing commissions and capital improvements, subject to certain terms and conditions contained in the loan documents under the 110 William Street Senior Mezzanine Loan and the 110 William Street Junior Mezzanine Loan.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: March 7, 2017	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary